                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 3)*



                        Triangle Pharmaceuticals, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   89589H104
------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_]  Rule 13d-1(b)

           [_]  Rule 13d-(c)

           [X]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 2 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Venrock Associates
      I.R.S.#13-6300995
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          669,231
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          669,231
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      669,231
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.78%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 3 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Venrock Associates II, L.P.
      I.R.S.#13-3844754
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          332,672
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          332,672
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      332,672
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.89%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 4 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Anthony B. Evnin
      ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            49,421

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,001,903
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             49,421

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,001,903
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,051,324
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.80%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 5 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      David R. Hathaway
      ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            43,463

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,001,903
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             43,463

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,001,903
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,045,366
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.78%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 6 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Patrick F. Latterell
      ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            39,860

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,001,903
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             39,860

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,001,903
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,041,763
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.77%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 7 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Ted H. McCourtney
      ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            47,268

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,001,903
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             47,268

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,001,903
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,049,171
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.79%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 7 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 8 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Ray A. Rothrock
      ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            58,163

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,001,903
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             58,163

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,001,903
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,060,066
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.82%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 8 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                 Page 9 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Kimberley A. Rummelsburg
      ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,007,447
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,007,447
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,007,447
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.68%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 9 of 17 pages

-----------------------                                    -------------------
  CUSIP NO.  89589H104                  13G                Page 10 of 17 Pages
-----------------------                                    -------------------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Anthony Sun
      ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            43,859

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,001,903
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             43,859

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,001,903
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,045,762
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.78%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 10 of 17 pages

          Introduction: This Amendment No. 3 amends a Statement on Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 14, 1997 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Triangle Pharmaceuticals, Inc.

          The Schedule is amended as follows:

Item 1(a) Name of Issuer
------------------------

          Triangle Pharmaceuticals, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices
---------------------------------------------------------

          4 University Place
          4611 University Drive
          Durham, North Carolina 27707

Item 2(a) Name of Person Filing
-------------------------------

          Venrock Associates ("Venrock")
          Venrock Associates II, L.P. ("Venrock II")

          Anthony B. Evnin
          David R. Hathaway
          Patrick F. Latterell
          Ted H. McCourtney
          Ray A. Rothrock
          Kimberley A. Rummelsburg
          Anthony Sun

Item 2(b) Address of Principal Business Office or, if none, Residence
---------------------------------------------------------------------

          New York Office:                  Menlo Park Office:
          30 Rockefeller Plaza              2494 Sand Hill Road
          Room 5508                         Suite 200
          New York, NY 10112                Menlo Park, CA 94025

Item 2(c) Citizenship
---------------------

          Venrock and Venrock II are limited partnerships organized in the State of New York. Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d) Title of Class of Securities
--------------------------------------

          Common Stock

Item 2(e) CUSIP Number
----------------------

          89589H104

Item 3    Not applicable.
------

Item 4    Ownership
-------------------

          (a) and (b)

          Venrock beneficially owns 669,231 shares or 1.78% of the outstanding shares of common stock. Venrock II beneficially owns 332,672 shares or 0.89% of the outstanding shares of common stock.

          Anthony B. Evnin beneficially owns 1,051,327 shares or 2.80% of the outstanding shares of common stock. David R. Hathaway beneficially owns 1,045,366 shares or 2.78% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 1,041,763 shares or 2.77% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 1,049,171 shares or 2.79% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 1,060,066 shares or 2.82% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 1,077,447 shares or 2.68% of the outstanding shares of common stock. Anthony Sun beneficially owns 1,045,762 shares or 2.78% of the outstanding shares of common stock.

          (c)

          Anthony B. Evnin has sole voting and dispositive power over 49,424 shares of common stock and has shared voting and dispositive power over 1,001,903 shares of common stock. David R. Hathaway has sole voting and dispositive power over 43,463 shares of common stock and has shared voting and dispositive power over 1,001,903 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 39,860 shares of common stock and has shared voting and dispositive power over 1,001,903 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 47,268 shares of common stock and has shared voting and dispositive power over 1,001,903 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 58,163 shares of common stock and has shared voting and dispositive power over 1,001,903 shares of common stock. Kimberely A. Rummelsburg has sole voting and dispositive power over no shares of common stock and has shared voting and dispositive power over 1,007,447 shares of common stock. Anthony Sun has sole voting and dispositive power over 43,859 shares of common stock and has shared voting and dispositive power over 1,001,903 shares of common stock.

Item 5    Ownership of Five Percent or Less of a Class
------------------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6    Ownership of More than Five Percent on Behalf of Another Person
-------------------------------------------------------------------------

          No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7    Identification and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company
          --------------------------------------------------------

          Not applicable.

Item 8    Identification and Classification of Members of the Group
-------------------------------------------------------------------

          This schedule is being filed pursuant to Rule 13d-1(d). The identities of the seven General Partners of Venrock and Venrock II are stated in Item 2.

                              Page 12 of 17 pages

Item 9    Notice of Dissolution of Group
----------------------------------------

          Not applicable.

Item 10   Certification
-----------------------

          Not applicable.

                              Page 13 of 17 pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2000          VENROCK ASSOCIATES

                              By:   /s/ Ted H. McCourtney
                                 --------------------------
                                        Ted H. McCourtney
                                        General Partner


February 14, 2000           VENROCK ASSOCIATES II, L.P.

                              By:   /s/ Ted H. McCourtney
                                 --------------------------
                                        Ted H. McCourtney
                                        General Partner


February 14, 2000           GENERAL PARTNERS

                                       *
                                 ------------------------
                                 Anthony B. Evnin

                                       *
                                 ------------------------
                                 David R. Hathaway

                                       *
                                 ------------------------
                                 Patrick F. Latterell

                                       *
                                 ------------------------
                                 Ted H. McCourtney

                                       *
                                 ------------------------
                                 Ray A. Rothrock

                                       *
                                 ------------------------
                                 Kimberley A. Rummelsburg

                                        *
                                 ------------------------
                                 Anthony Sun



          * By: /s/ Ted H. McCourtney
               --------------------------
                    Ted H. McCourtney
                    Attorney-in-Fact

                              Page 14 of 17 pages

                                 Exhibit Index



Exhibit No.                                                                        Page No.
-----------                                                                        --------
   24.1        Power of Attorney dated as of February 14, 1997 granted by             16
               the General Partners in favor of Ted McCourtney

   99.1        Agreement pursuant to 13d-1(k)(1) among Venrock Associates,            17
               Venrock Associates II, L.P. and the General Partners thereof

                              Page 15 of 17 pages